EXHIBIT 5.1

May 24, 2004

Vignette Corporation

1301 S. Mopac Expressway, Suite 100

Austin, Texas 78746

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Vignette Corporation, a Delaware corporation (the “Company”) and have examined the Company’s registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission on March 17, 2003, as amended by Amendment No. 1 to Form S-3 filed by the Company with the Securities Exchange Commission on May 24, 2003 (collectively, the “Registration Statement”) in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 27,151,548 shares of common stock that are currently held by the selling stockholders named in the Registration Statement. This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

As your legal counsel, we have examined such proceedings and documents as we have deemed necessary or appropriate as a basis for the opinion given herein. It is our opinion that the shares of common stock being offered by this prospectus are legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation